Exhibit 6.2

Terms of Service

Performance

Sibyl System LTD agrees to provide and customer agrees to purchase the services requested by customer from the website, in email or in writing. Customer may add services via any of the methods and agrees to pay in advance for them whether they be one time charges or recurring monthly fees.

Changes

No changes to this agreement shall be binding except those in writing counter-executed by both parties. Deviations in pricing shall be agreed to in writing. Email confirmed by both parties shall suffice.

Invoices, Payment

Sibyl System LTD will invoice Customer for Fees and Expenses monthly; provided, however, that Sibyl System LTD may invoice Customer for Fees and Expenses associated with Service(s) provided pursuant to a customer request immediately upon Sibyl System LTD provision of such Service(s). Customer acknowledges that Sibyl System LTD will invoice certain Service(s) (including without limitation telecommunications services) in advance of the provision of such Service(s). Payment shall be due immediately upon the invoice date for recurring monthly services whether or not customer has received an invoice yet or not. Invoices which remain unpaid one day after they are due, shall be terminated and any associated services including any data stored on the service will be wiped. Expenses shall be included on an invoice only to the extent that the actual amount of Expenses is known to Sibyl System LTD at the time the invoice is issued, and Expenses for which an actual amount is not known to Sibyl System LTD at the time an invoice is issued may be included on subsequent invoices. Unless otherwise agreed in writing by the Parties, the failure of Sibyl System LTD to include earned or incurred Fees or Expenses on a given invoice shall not relieve Customer of its obligation to pay such Fees or Expenses. Customer's obligation to pay Fees or Expenses shall survive the termination of this Agreement for any reason whatsoever.

Refund Policy

Refund Policy. Our Virtual Server series carry a 7-day money back guarantee with a valid reason requirement for cancellation. Valid reasons include issues which are caused due to fault of Sibyl System LTD. You may be charged for the resources you have used which can include but are not limited to bandwidth, ram and hard disk space. The upgrades, one time fees, setup fees, software package fees, whatsoever are non-refundable. Dedicated Servers & Colocation space and other services are non-refundable.

Prohibited Usage

A list of prohibited content can be found below, which includes but not limited to the following:

Child pornography

Virus/Exploit Activities

Terrorist Activities

Email Spam

Phishing

Port Scanning

DDoS/DoS scripts or similar activities

If any of the above are detected, your service(s) will be terminated or suspended without notice and no refund shall be granted. Sibyl System LTD reserves the right to provide no refund if any of the above activity is detected. Any threats made towards Sibyl System LTD or it's staff will be forwarded to authorities.

If you feel that you want to install something on your service(s) with Sibyl System LTD, please contact us before-hand.

Port Speed and Bandwidth

Over our website, port speed means the speed of the network interface that has been given to your server. This usually is 100Mbps, 1Gbps or 10Gbps. Bandwidth means the amount of data transfer you are allowed to transfer on the network, both going out of your server, or coming in to your server. This means both incoming and outgoing traffic is counted. Unmetered means that we will not monitor your bandwidth usage and you can use your port fully, all the time, without any limitations. Unlimited (FUP) means you have to stay within expected bandwidth usage that can be found in our Fair Usage Policy. If there is a bandwidth limit, it means that you are not allowed to use more bandwidth than the limit in one month. If you go over your bandwidth limit, overage will be charged as €0.020/GB.

Fair Usage Policy

Sibyl System LTD uses a Fair Use Policy (FUP) for its virtual private servers (VPS), Dedicated Servers and Colocation Services to control the amount of data traffic unless otherwise mentioned.

Purpose FUP

The FUP aims to prevent overload of the network, abuse and inconvenience to other users. The FUP is intended to inform you as a customer about what you can expect from our services, to prevent you from facing unexpected costs and to make sure you can use your virtual private server worry-free.

FUP and data traffic

Overloading the network and inconvenience to other customers may be caused by individual users who use much more traffic than the average of similar customers.

Sibyl System LTD reserves the right to monitor the amount of data traffic and filter excesses. Under normal circumstances, there is no overusage of data traffic. If the amount of data traffic differs significantly from the average, Sibyl System LTD will contact the customer about how to normalize the usage. If the customer does not normalize his consumption, Sibyl System LTD can block (temporarily) data traffic or charge the customer.

Security Interest

Customer grants Sibyl System LTD a blanket security interest in the customer's contract with their customers who are renting servers from Sibyl System LTD in one of Sibyl System LTD's used facilities and any equipment which they have colocated in one of Sibyl System LTD's used facilities on behalf of Sibyl System LTD in the event of non-payment by customer. Customer agrees that Sibyl System LTD may take these customer contracts direct and or sell the equipment without a tortious interference claim or unlawful conversion claim to protect the credit balance owed Sibyl System LTD by customer and full ownership of the contracts shall transfer as well if balance is more than 60 days old. Any amounts collected from any sale of equipment above and beyond the balance owed will be returned to the customer within 10 business days.

Term

The term of this Agreement shall begin upon the date the server is installed and made available to customer and shall be for 1 month and shall renew for successive 1 month terms until terminated by either Party upon the sooner of (i) thirty (30) days prior written notice to the other Party, or (ii) the expiration or termination of all Service(s) set forth in the Statement of Work and all Work Order(s).

Terminiation Due to Breach

In the event that Customer commits a material breach of any of its obligations hereunder, Sibyl System LTD may terminate this Agreement or (at Sibyl System LTD sole option) suspend, interrupt or terminate one or more Service(s) to which such breach pertains by sending written notice of termination to Customer with termination effective as stated on the electronic mail notice.

Effects of Termination

Unless the Parties agree otherwise in writing, termination of the Agreement shall also serve to terminate all Service(s) and Statements of Work and to cancel all Work Orders, and Customer shall pay Sibyl System LTD all Fees and Expenses earned or incurred by Sibyl System LTD pursuant to such Service(s), Statements of Work and Work Orders through the date of termination, less any payments made hereunder by Customer prior to said termination. Additionally, all property of each Party which is in possession of the other Party shall be returned to its owner. In the event one or more Service(s) is terminated prior to the expiration of the Term for such Service(s) (other than due to a material breach of this Agreement by Sibyl System LTD.

Warranties of Sibyl System LTD

Sibyl System LTD warrants that the Service(s) shall be provided in a workmanlike and professional manner. Upon Sibyl System LTD breach of the foregoing warranty, Customer's sole and exclusive remedy shall be to require Sibyl System LTD to exercise commercially reasonable efforts to repair or replace the nonconforming Service(s); provided, however, that, with respect to any Service(s) which are interrupted or rendered inoperable due solely to Sibyl System LTD breach of the foregoing warranty for any time period, Customer shall also be entitled to a pro-rata refund of any Fees attributable to the interrupted or inoperable Service(s) in an amount determined by multiplying the fixed monthly, recurring Fees (if any) for the interrupted or inoperable Service(s) by the ratio that the number of consecutive hours of inoperability bears to 720 hours (for the purpose of this computation, each month is deemed to have 720 hours). Sibyl System LTD will not be liable to any extent whatsoever for interruption, restriction, inoperability or malfunction of any Service(s) which is not caused solely by a breach of the warranty set forth in this Section. Sibyl System LTD expressly reserves the right to suspend, interfere with, impair or terminate Service(s) as necessary for purposes of maintenance, upgrades or repair (either by Sibyl System LTD or by any supplier, partner or independent contractor of Sibyl System LTD) or in the event of any circumstance which Sibyl System LTD, in its sole discretion, deems necessary or desirable to prevent or remedy an impairment of, or harm to, the integrity or functionality of any Service(s) or any plant, services or facilities of any Indemnitees (as defined in Section 4.3) or of any third party, and neither the exercise nor the non-exercise of the foregoing rights or discretion shall constitute a breach of any provision of this Agreement.

Sibyl System LTD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONTRACTUAL OR STATUTORY, INCLUDING BUT NOT LIMITED TO WARRANTIES OF UNINTERRUPTED OR ERROR- FREE OPERATION AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICE(S) OR ANY ASPECT THEREOF, AND ALL WARRANTIES WITH RESPECT THERETO ARE HEREBY EXPRESSLY DISCLAIMED. Customer expressly acknowledges and agrees that proper provision of the Service(s) is dependent upon the provision to Sibyl System LTD by Customer of timely and accurate information regarding (i) Customer's needs and expectations regarding the Service(s), and (ii) all operational, technological or other data which Customer knows or should know is relevant to the provision of the Service(s) (collectively Information). Customer shall provide the Information to Sibyl System LTD in a timely manner and the Information shall be accurate. Customer agrees that, in the event of Customer's breach of its obligations in this Section 4.1, the warranty set forth in Section 4.1 shall be null and void.

Warranties of Customer

Customer hereby covenants, represents and warrants that:

Customer will not, and will not permit others to, use any Service(s) (i) for any unlawful or illegal purpose or in connection with or in furtherance of any unlawful or illegal activity, (ii) in violation of any applicable law or regulation, (iii) in a manner that will, or is likely to, infringe the copyright, trademark, trade secret or other intellectual property rights of others or violate the right of privacy, publicity or other personal rights of others, or (iv) in connection with any conduct or activity that is, in the sole opinion of Sibyl System LTD, defamatory, threatening, abusive, tortious or violative of the rights of any other person or entity; Customer will not, and will not permit others to, do any act which may interfere with or compromise the security or functionality of any Service(s), including without limitation attempting to probe or test the vulnerability of any system or network connected to or accessible by the Service(s);No equipment owned, leased, maintained by or controlled by Customer or by any third party which is connected to or utilized the Service(s) with the consent of Customer will (i) interfere with or impair any Service(s) or any plant, services or facilities of any Indemnitees or of any third party, (ii) unlawfully interfere with or impair the transmission of privacy of any data or communications transmitted over the Service(s) or over any plant, services or facilities of any Indemnitees or of any third party, or (iii) create, cause or contribute to the creation or causing of a hazard to any Indemnitees or to any third party;

Indemnification

Sibyl System LTD reserves the right to suspend, interrupt or terminate any Service(s) or this Agreement immediately without further notice in the event of a breach by Customer of Section 4.2. Sibyl System LTD reserves the right to remove, delete, disable or block transmission of any data or materials which Sibyl System LTD reasonably believes constitute, either alone or in conjunction with other acts, omissions or data or materials, a breach or potential breach by Customer of Section 4.2. Customer agrees to defend, indemnify and hold harmless Sibyl System LTD, its successors or assigns, subsidiaries, officers, directors, employees, agents, independent contractors, licensees, licensors, suppliers and customers (excluding Customer) (collectively Indemnitees) against any and all claims, liability, loss, damage, or harm (including without limitation reasonable legal and accounting fees) suffered by such Indemnitees (including without limitation claims, liability, loss, damage, or harm in connection with death, bodily injury or injury to real or personal property) arising from or in connection with (i) Customer's purchase or use of any Service(s), including without limitation any claims, liability, loss, damage, harm suffered by such Indemnitees arising from or in connection with the use by any third party of any Service(s) purchased by Customer regardless of whether such use was authorized by Customer, or (ii) Customer's breach of any provision of this Agreement.

Limitation of Liability

Any other provision of this Agreement to the contrary notwithstanding, the aggregate liability of all Indemnitees for any losses or damage, whether direct or indirect, arising out of or in connection with the Service(s), including without limitation any cause of action sounding in contract, tort or strict liability, shall be limited to actual, direct damages incurred but in no event shall exceed the greater of (i) Five hundred pounds, or (ii) the Fees paid by Customer to Sibyl System LTD during the two (2) months preceding the month in which liability arose for the Service(s) in connection with which such liability arose. Sibyl System LTD shall not be liable for lost profits or other consequential damages, cover damages, or for any claims against Customer by any third party, even if Sibyl System LTD was advised of the possibility of same. Under no circumstances shall Sibyl System LTD be liable hereunder for special damages, consequential damages, general damages, incidental damages, indirect damages, or exemplary or punitive damages. No action arising out of this Agreement, regardless of form, may be brought by Customer against Sibyl System LTD more than one (1) year after the cause of action arose. Without limiting the foregoing:

Customer acknowledges that Sibyl System LTD is not responsible for controlling or monitoring any content, information, data or other materials stored on, transmitted via, or accessible through use of, the Service(s), and Sibyl System LTD will have no liability to Customer whatsoever in connection with such content, information, data or other materials (including without limitation the accuracy or suitability thereof or unauthorized access or damage to, alteration, theft, corruption destruction or loss of, Customer's data or other materials); Sibyl System LTD will have no liability to Customer whatsoever in connection with any harm or loss arising from or in connection with unauthorized access to the Service(s); and all Indemnitees are expressly made third party beneficiaries of this Section 5.

This Section 5 shall survive expiration or termination of this Agreement for any reason whatsoever

Sibyl System LTD and Customer acknowledge that proprietary and confidential information (including without limitation trade secrets) (collectively Proprietary Information) of each Party may be disclosed to the other Party throughout the term of this Agreement. Each Party agrees to not reverse engineer, decompile, disclose to any third party, or to use for any purpose not strictly required for such Party's performance hereunder, such Proprietary Information except to the extent that such Proprietary Information was: (i) made publicly available by the owner of the Proprietary Information or lawfully disclosed by a non-party to this Agreement; (ii) lawfully obtained from any source other than the owner of the Proprietary Information; (iii) independently developed by personnel of the receiving Party to whom Proprietary Information had not been previously disclosed and not based on or derived from such Proprietary Information; or (iv) previously known to the receiving Party without an obligation to keep it confidential. Customer will not contract directly with any subcontractor relationships that Sibyl System LTD has under this agreement or are connected to future services related to this agreement or that are of the same nature. Anything to the contrary herein notwithstanding, Sibyl System LTD may disclose such information to its successors or assigns, subsidiaries, officers, directors, employees, agents, independent contractors, licensees, licensors and suppliers which have signed and are bound by a suitable non-disclosure agreement with Sibyl System LTD in order for Sibyl System LTD to perform the service in this contract. The obligations set forth in this Section 6 shall survive the termination of this Agreement for any reason whatsoever for a period of three (3) years; provided, however, that, with respect to Proprietary Information which constitutes a trade secret, the obligations set forth in this Section 6 shall survive the termination of this Agreement for any reason whatsoever for so long as such Proprietary Information constitutes a trade secret under applicable law.

Force Majeure

If either Party shall be prevented from performing any portion of this Agreement (except the payment of money) by causes beyond its control, including labor disputes, civil commotion, war, governmental regulations or controls, casualty, inability to obtain materials or Service(s) or acts of God, such Party shall be excused from performance for the period of the delay and the time for such Party's performance shall be extended for a period of time equal to the duration of such delay.

Construction, Venue, Jurisdiction

This Agreement and any claim, action, suit, proceeding or dispute arising out of or in connection with this Agreement shall in all respects be governed by, and interpreted in accordance with, the substantive laws of Norway. Venue for any actions arising under this Agreement shall vest exclusively in courts located in Norway, to be decided at our discretion. Customer hereby submits to the jurisdiction of the aforementioned courts, and agrees that it will not assert lack of personal jurisdiction as a defense to any such action. Customer acknowledges that their attorney has reviewed and participated in the construction of this document and nothing herein shall be viewed as to have favorable construction.

Waiver

No waiver of any right or remedy shall be valid unless in writing and delivered to the other Party, and waiver of a right or remedy on one occasion by a Party shall not be deemed a waiver of such right or remedy on any other occasion.

Integration

This Agreement, including all referenced or attached exhibits, schedules, attachments or documents, sets forth the entire agreement and understanding between the Parties pertaining to their subject matter and supersedes all prior or contemporaneous discussions, agreements, promises or understandings between the Parties. Neither Party shall be bound by any conditions, definitions, warranties, understandings nor representations with respect to such subject matter other than as expressly provided in this Agreement.

Superior Agreement

This Agreement shall not be supplemented or modified by any course of dealing or trade usage. Addition to or variance from the terms and conditions of the Agreement by Customer, including without limitation any additional or varying terms contained in Customer's preprinted forms, correspondence or other documents transmitted to Sibyl System LTD, shall be of no effect, unless otherwise expressly provided in the Agreement.

Assignment

This Agreement is not assignable by Customer, in whole or in part, voluntarily or involuntarily, including by operation of law or by merger in which Customer does not survive, without Sibyl System LTD prior written consent. Any attempted assignment without Sibyl System LTD's written consent shall be null and void.

Notice

Unless otherwise agreed to by the Parties, all notices required under the Agreement shall be delivered in writing, addressed and sent to the address provided herein and to the attention of the Party executing the Agreement or the person's successor, by either (i) registered mail, (ii) certified mail, return receipt requested, or (iii) overnight mail, or (iv) by telephone facsimile transfer (v) email that is replied to as accepted appropriately directed to the attention of the Party executing the Agreement or that person's successor. Unless otherwise agreed to by the Parties, all notices required under the Agreement shall be deemed effective when received and acknowledged by signature of receipt.

Severability

If any provision of the Agreement is held invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall remain in full force and effect.

Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

Venue

The customer agrees that the exclusive venue for litigation shall be in Norway. All lawsuits shall occur here and customer agrees that any judgments may be domesticated to their local court of appropriate jurisdiction to enforce the judgment.

Acceptance

Payment of customer of the first month's fees shall constitute acceptance of this agreement.

This agreement shall be modified from time to time by Sibyl System LTD and the then current version shall be posted on the Sibyl System LTD website. If customer does not agree to the new terms customer should cease utilizing the services at the next term.

Conclusion

If you are terminated due to a violation of our terms of service you agree that you will not receive any partial refunds and that this shall be considered a reasonable estimate of the liquidated damage and not a penalty.